Exhibit 10.8

VITESSE ENERGY, INC. EMPLOYEE SEVERANCE PLAN

Adopted [            ]

ARTICLE I - INTRODUCTION

Vitesse Energy, Inc. (the “Company”) hereby establishes the Vitesse Energy, Inc. Employee Severance Plan (this “Plan”), effective as of [            ] to provide temporary and short-term unemployment type benefits to certain employees of the Company and its participating subsidiaries and affiliates who suffer a loss of employment in the circumstances described under the terms and conditions set forth in this Plan. This Plan replaces and supersedes any and all severance plans, policies and/or practices of the Company and its participating subsidiaries and affiliates in effect for their employees prior to [SPIN DATE]. This Plan is intended to fall within the definition of an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II - DEFINITIONS AND INTERPRETATIONS

The following definitions and interpretations of important terms apply to this Plan.

1.    “Board” means the Board of Directors of the Company.

2.    “Cause” means a determination by the Plan Administrator, in its sole and absolute discretion, that a Participant (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of such Participant’s duties with respect to any Company Entity, (b) has refused without proper legal reason to perform such Participant’s duties and responsibilities to any Company Entity, (c) has materially breached any corporate policy or code of conduct that may be established (and as may be amended from time to time) by any Company Entity, (d) has engaged in conduct that is materially injurious to any Company Entity, (e) has disclosed without specific authorization from the Company confidential information of any Company Entity that is materially injurious to any such Company Entity, (f) has committed an act of theft, fraud, embezzlement, misappropriation or breach of a fiduciary duty to any Company Entity, or (g) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction). Any determination made by the Plan Administrator of whether the termination by the Employer of an Employee’s employment relationship with the Employer is for Cause shall be conclusive and binding on the affected Employee.

3.    “Committee” means the committee appointed from time to time by the Board to administer the Plan.

4.    “Company” means Vitesse Energy, Inc.

5.    “Company Entity” means any of the Company or its subsidiaries.

6.    “Effective Date” means [            ].

7.    “Employee” means any active, non-temporary, hourly (minimum of thirty (30) hours per week) or salaried employee of the Employer who does not have an individual agreement providing for any type of severance, separation or notice pay. Notwithstanding the foregoing, an

Employee shall not include any individual (a) designated by the Company as an independent contractor and not as an employee at the time of any determination, (b) being paid by or through an employee leasing company or other third party agency, (c) designated by the Company as a freelance worker and not as an employee at the time of any determination, (d) classified by the Company as a seasonal, occasional, limited duration, or temporary employee, during the period the individual is so paid or designated, or (e) designated by the Company as a leased employee, during the period the individual is so paid or designated; any such individual shall not be an Employee even if such Employee is later retroactively reclassified as a common-law employee of the Company during all or any part of such period pursuant to applicable law or otherwise.

8.    “Employer” means Vitesse Management Company LLC or any successor thereto.

9.    “Participant” means an Employee who meets the requirements for eligibility under this Plan, as set forth in the Article III of this Plan. An individual shall cease being a Participant once all severance payable to such individual under this Plan has been completed (or if earlier upon the death of the Participant) and no person shall have any further rights under this Plan with respect to such former Participant.

10.    “Plan Administrator” means the Committee or such senior executive appointed from time to time by the Board to administer this Plan. Unless and until any such appointment is so made by the Board, the Board shall be the Plan Administrator and the Board.

11.    “Termination of Employment” means the termination by the Employer of an Employee’s employment relationship with the Employer as the result of a job elimination, job discontinuation, office closing, reduction in force, business restructuring, or such other circumstances as the Company deems appropriate for the payment of severance. An indefinite or temporary layoff or reduction in force does not constitute a Termination of Employment unless the layoff or reduction in force becomes permanent. The determination as to whether a layoff or reduction in force is permanent shall be made by the Plan Administrator, in its sole and absolute discretion, and such determination shall be final and binding on all affected Employees. An Employee’s Termination of Employment shall occur on the last day of his or her employment with the Employer. A Termination of Employment shall not include any discharge or other separation of employment under any of the following circumstances: (a) for Cause; (b) an Employee’s voluntary resignation or job abandonment; (c) an Employee’s retirement; (d) the death or disability of an Employee; (e) an Employee is offered, but refuses, employment with any Company Entity or successor thereto (or a joint venture owned by such Company Entity or successor thereto) in a position that provides the Employee with substantially equivalent base pay and similar job responsibilities; or (f) the Employee fails to return to active employment after a cessation of disability or following a termination of a leave of absence.

12.    “Month of Base Pay” means an Employee’s gross monthly base salary at the time of such Employee’s Termination of Employment, as reflected on the Employer’s payroll records, and does not include bonuses, overtime pay, commissions, incentive, equity or deferred compensation or other additional compensation. For purposes hereof, an Employee’s salary shall include any salary reduction contributions made on his or her behalf to any plan of the Employer under Section 125 or 401(k) of the Internal Revenue Code of 1986, as amended. For hourly paid employees, Month of Base Pay shall mean the monthly base compensation paid to the employee based on regular scheduled hours (less the types of non-base pay described above).

13.    “Years of Service” means the number of consecutive full twelve (12) month periods since the Employee’s last date of hire by the Employer in which the Employee is paid by the Employer for the performance of services in a capacity that qualifies such person as an Employee. Years of Service shall be measured in full and partial years and credit shall be provided for fractions of a Year of Service.

ARTICLE III - ELIGIBILITY FOR SEVERANCE

An Employee becomes eligible for severance under the Plan (i.e., becomes a “Participant”) if such Employee experiences a Termination of Employment and satisfies the conditions of Article IV.

ARTICLE IV - CONDITIONS ON RECEIVING SEVERANCE BENEFITS

Notwithstanding anything herein to the contrary, severance shall be paid under this Plan in consideration of an Employee executing and returning an agreement and general release in such form acceptable to the Company, in its sole discretion, under which, among other things, the Employee releases and discharges the Employer from all claims and liabilities relating to the Employee’s employment with an Employer and/or the termination of the Employee’s employment, including without limitation, claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, where applicable (a “Release Agreement”). An Employee shall become a Participant and payment of severance under the Plan will be paid only after a Release Agreement has been signed and the time for the Employee to revoke such Release Agreement, if any, has expired, and it has been returned (the “Release Agreement Effective Date”).

ARTICLE V - THE AMOUNT OF SEVERANCE AND OTHER BENEFITS

1.    A Participant will be paid severance under this Plan equal to one Month of Base Pay for each Year of Service. The maximum amount a Participant can be paid severance will be capped at six (6) Months of Base Pay if age plus years of service is less than sixty (60), and twelve (12) Months of Base Pay if age plus years of service is greater than or equal to sixty (60). Notwithstanding the foregoing, Participants will be paid a minimum severance of two (2) Months of Base Pay.

2.    The Plan Administrator, in its sole and absolute discretion and based on such criteria as the Plan Administrator deems relevant, may, in unusual and extraordinary circumstances, provide severance to a Participant in addition to the severance provided pursuant to the foregoing schedule.

3.    If a Participant receives severance under this Plan, such Participant shall not be entitled to receive any other severance, separation, notice or termination payments on account of such Participant’s employment with the Employer under any other plan, policy, program or agreement. If, for any reason, a Participant becomes entitled to or receives any other severance, separation, notice or termination payments on account of such Participant’s employment or Termination of Employment with the Employer, including, for example, any payment required to be paid to the Participant under any federal (including pay in lieu of notice under WARN), state or local law or pursuant to any agreement (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation), such Participant’s severance under this Plan will be reduced by the amount of such other payments paid or payable. Notwithstanding the foregoing, this minimum benefit payable to a Participant under this Plan shall be one (1) pay period of Base Pay. A Participant must notify the Plan Administrator if such Participant receives or is claiming to be entitled to receive any such payment(s).

4.    In connection with a Participant’s Termination of Employment, such Participant may be eligible to continue to receive group health, vision and dental benefits under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If a Participant elects COBRA coverage (under the same plan and with the same coverages in effect immediately prior to the Termination of Employment), the Company will fully subsidize that coverage for a period of two (2) months following such Participant’s Termination of Employment (six (6) months if the Participant has age plus Years of Service of at least sixty (60) at the Termination of Employment). The Plan Administrator, in its sole and absolute discretion and based on such criteria as the Plan Administrator deems relevant, may, in unusual and extraordinary circumstances, provide additional health, vision and dental benefits to a Participant in addition to the benefits provided pursuant to the foregoing.

5.    At the expiration of the subsidized benefits period described in subsection (4) above, Participants and their eligible dependents will be given the opportunity to continue their COBRA coverage on a self-pay basis for the remaining period required under COBRA, in accordance with and to the extent mandated by COBRA. Accordingly, coverage may be terminated during this period as provided for by COBRA, and Participants and their eligible dependents will be subject to any amendments made to the applicable plans. Participants will receive additional information regarding COBRA continuation coverage upon their Termination of Employment.

6.    A Participant will receive payment for accrued, unused vacation policy through the date of the Participant’s Termination of Employment in accordance with the terms of the Company’s vacation policy in effect at the time of the Participant’s Termination of Employment.

7.    All severance payments under the Plan shall be subject to the application of withholding taxes.

ARTICLE VI - HOW AND WHEN SEVERANCE WILL BE PAID

Severance under the Plan may be paid to a Participant in a lump sum payment no later than the next regularly scheduled payroll date following the Release Agreement Effective Date and consistent with the terms of the Release Agreement. Where there is a conflict in the terms under the Plan and under the terms of the Release Agreement, the Release Agreement shall control.

Notwithstanding anything herein to the contrary, no Participant will be entitled to any benefits under this Plan if such Participant is rehired by an Employer or any subsidiaries or affiliates of the Company prior to the Participant’s termination date in a position that provides such Participant with substantially equivalent base pay and similar job responsibilities.

ARTICLE VII - MISCELLANEOUS PROVISIONS

1.    Amendment and Termination. The Company reserves the right, in its sole and absolute discretion, to terminate, amend or modify this Plan, in whole or in part, at any time and for any reason, by action of the Board. If this Plan is terminated, amended or modified, a Participant’s right to participate in, or to receive benefits under, this Plan may be changed; provided, however, that severance payable (or which becomes payable) to a Participant who has incurred a Termination of Employment prior to such termination, amendment or modification of this Plan, shall not be reduced by the termination, amendment or modification.

2.    No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Employee (or any beneficiary of either), or other person any legal or equitable right against the Employer or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Employer of any Employee be modified or in any way affected by this Plan.

3.    Records. The records of the Employer with respect to Years of Service, employment history, base pay, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

4.    Construction. The respective terms and provisions of this Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision in this Plan, the construction and administration of this Plan shall be in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware (without reference to its conflicts of law provisions).

5.    Severability. Should any provisions of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

6.    Incompetency. In the event that the Plan Administrator finds that a Participant (or designated beneficiary) is unable to care for such Participant’s affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under this Plan.

7.    Plan Not a Contract of Employment. Nothing contained in this Plan shall be held or construed to create any liability upon the Employer to retain any Employee. All Employees shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect. An individual who is receiving severance under this Plan shall not be considered an Employee immediately following such individual’s Termination of Employment.

8.    Financing. The benefits payable under this Plan shall be paid out of the general assets of the Employer. No Participant or any other person shall have any interest whatsoever in any specific asset of any Employer. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of any Employer.

9.    Nontransferability. In no event shall the Company (or any other Employer) make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

10.    Section 409A.

(a)    To the fullest extent practicable, amounts and other benefits payable under this Plan are intended to be comply with or be exempt from Code Section 409A, and this Plan and any associated documents shall be interpreted and construed in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. Any terms of this Plan that are undefined or ambiguous shall be interpreted in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Plan does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted in a manner consistent with such intent. If, notwithstanding the foregoing provisions of this paragraph, any provision of this Plan would cause a Participant to incur any additional tax or interest under Code Section 409A, the Company shall interpret or reform such provision in a manner intended to avoid the incurrence by such Participant of any such additional tax or interest; provided that the Company shall maintain, to the maximum extent practicable, the original intent and economic benefit to such Participant of the applicable provision without violating the provisions of Code Section 409A.

(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that may be considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Plan, references to a “Termination of Employment,” “termination” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of this Plan shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c)    Any provision of this Plan to the contrary notwithstanding, if at the time of a Participant’s separation from service, the Company determines that such Participant is a “specified employee,” within the meaning of Code Section 409A, based on an identification date of December 31, then to the extent any payment or benefit that such Participant becomes entitled to under this Plan on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph shall be paid or provided to a Participant in an immediate lump-sum and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)    Any reimbursements and in-kind benefits provided under this Plan that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Plan be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) a Participant’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than a Participant’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the commencement date of such obligations).

(e)    For purposes of Code Section 409A, a Participant’s right to receive any payments under this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Plan specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan, to the extent such payment is subject to Code Section 409A.

(f)    The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

ARTICLE VIII - WHAT ELSE A PARTICIPANT NEEDS TO KNOW ABOUT THIS PLAN

1.    Claim Procedure. An Employee or such Employee’s beneficiary (if applicable) may file a written claim with the Plan Administrator with respect to such Employee’s rights to receive a benefit from this Plan. All such claims must be filed with the Plan Administrator no later than 180 days following the first event giving rise to such claim. Such Employee will be informed of the decision of the Plan Administrator with respect to the claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review a claim. If this occurs, such Employee will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the claim. If such Employee is not notified within the 90-day (or 180-day, if so extended) period, such Employee may consider the claim to be denied.

(a)    If a claim is denied, in whole or in part, such Employee will be notified in writing of the specific reason(s) for the denial, the exact plan provision(s) on which the decision was based, what additional material or information is relevant to such Employee’s case, and what procedure such Employee should follow to get the claim reviewed again. Such Employee then has sixty (60) days to appeal the decision to the Plan Administrator.

(b)    The appeal must be submitted in writing to the Plan Administrator. An Employee may request to review pertinent documents, and may submit a written statement of issues and comments.

(c)    A decision as to an Employee’s appeal will be made within sixty (60) days after the appeal is received. Under special circumstances, the Plan Administrator may require an additional period of not more than 60 days to review an appeal. If this occurs, such Employee will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which the appeal was received.

(d)    If an Employee’s appeal is denied, in whole or in part, such Employee will be notified in writing of the specific reason(s) for the denial and the exact plan provision(s) on which the decision was based. The decision on an appeal of the Plan Administrator will be final and binding on all parties and persons affected thereby. If such Employee is not notified within the 60-day (or 120-day, if so extended) period, such Employee may consider the appeal as denied. Notwithstanding anything herein to the contrary, no individual may file a lawsuit until these procedures have been exhausted and such lawsuit has been properly filed no later than 180 days following Employee’s notification of denial of appeal.

2.    Plan Interpretation and Benefit Determination. This Plan is administered and operated by the Plan Administrator, who has complete authority in its sole and absolute discretion, to construe the terms of this Plan (and any related or underlying documents or policies), and to determine the eligibility for, and amount of, benefits due under this Plan to Participants and their beneficiaries. All such interpretations and determinations of the Plan Administrator shall be final and binding upon all parties and persons affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

3.    Participants’ Rights Under ERISA. Participants in this Plan, are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all plan Participants shall be entitled to:

(a)    Receive Information about this Plan and Benefits. Participants may obtain, upon written request to the Plan Administrator, copies of documents governing the operation of this Plan.

(b)    Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate this Plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of Plan Participants and beneficiaries. No one, including the Company or any other person, may fire any Employee or otherwise discriminate against an Employee in any way to prevent such Employee from obtaining a benefit or exercising such Employee’s rights under ERISA.

(c)    Enforcement of Participant’s Rights. If a Participant’s claim for a welfare benefit is denied or ignored, in whole or in part, such Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents or the latest annual report from this Plan and does not receive them within 30 days, such Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay such Participant up to $110 a day until such Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits that is denied or ignored, in whole or in part, such Participant may file suit in a state or federal Court. If it should happen that Plan fiduciaries misuse this Plan’s money, or if a Participant is discriminated against for asserting such Participant’s rights, such Participant may seek assistance from the U.S. Department of Labor or file suit in a federal court. Such court will decide who should pay court costs and legal fees. If a Participant is successful the court may order the defendants to pay these cost and fees. If a Participant loses, the court may order you to pay these costs and fees, for example, if it finds such Participant’s claim is frivolous.

(d)    Assistance with Questions. Any questions about this Plan should be directed to the Plan Administrator. Questions about a Participant’s rights under ERISA, or assistance in obtaining documents from the Plan Administrator, should be directed to the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Participants may also obtain certain publications about rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

4.    Plan Document. This document shall constitute both the plan document and summary plan description and shall be distributed to all Employees in this form.

5.    Other Important Facts.

OFFICIAL NAME OF THE PLAN:	Vitesse Energy, Inc. Employee Severance Plan

SPONSOR:	Vitesse Energy, Inc. 9200 E. Mineral Avenue, Suite 200 Centennial, CO 80112

EMPLOYER IDENTIFICATION NUMBER (EIN):	88-3617511

TYPE OF PLAN:	Employee Welfare Severance Benefit Plan

END OF PLAN YEAR:	December 31

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	Board of Directors of Vitesse Energy, Inc. Attention: General Counsel Vitesse Energy, Inc. 9200 E. Mineral Avenue, Suite 200 Centennial, CO 80112

AGENT FOR SERVICE OF LEGAL PROCESS:	General Counsel Vitesse Energy, Inc. 9200 E. Mineral Avenue, Suite 200 Centennial, CO 80112

EFFECTIVE DATE:	[ ]